Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-260835, 333-273378, and 333-276317) on Form S-3 and (Nos. 333-272272, 333-269887, and 333-263498) on Form S-8 of our report dated February 21, 2023, with respect to the consolidated financial statements of Aurora Innovation, Inc..

/s/ KPMG LLP

Santa Clara, California
February 14, 2024